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                                                                    EXHIBIT 99.2

[CHARTER COMMUNICATIONS LOGO]                                               NEWS



FOR RELEASE: WEDNESDAY, OCTOBER 25, 2000


          CHARTER PRICES $650 MILLION CONVERTIBLE SENIOR NOTE OFFERING


         ST. LOUIS -- Charter Communications, Inc. (Nasdaq: CHTR) today announced that the company has offered and priced a new issue of $650 million of Convertible Senior Notes (the "Notes") due 2005. The Notes will have an annual interest rate of 5.75%, payable semi-annually, and will be convertible into Class A common stock at $21.56 per share. The company may also issue up to an additional $100 million of Notes pursuant to an option granted to the initial purchasers of the Notes.

         The net proceeds of this issuance will be used to repay a portion of amounts outstanding under the August 2000 $1 billion bridge loan of Charter Communications Holdings, LLC.

         This issuance is being made in a private placement under Rule 144A. The Notes and shares of Class A common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless they are registered or unless such sale is exempt from the registration requirements of the Securities Act.

         With 6.3 million customers, Charter Communications, a Wired World(TM) company, is among the nation's largest broadband communications companies. Charter offers an array of advanced broadband services, including cable television under the Charter Cable TV(TM) brand; advanced digital video programming services under the Charter Digital Cable(TM) brand; and high-speed Internet access via Charter Pipeline(TM). Charter's Class A common stock is traded on the Nasdaq National Market under the ticker symbol "CHTR." More information about Charter can be found on the Internet at www.chartercom.com.

Statements in this press release regarding Charter Communications' business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Charter files from time to time with the U.S. Securities and Exchange Commission.

CONTACTS:
MEDIA                                          ANALYST
Anita Lamont, 314-543-2215                     Mary Jo Moehle, 314-543-2397